UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2013

AURORA DIAGNOSTICS HOLDINGS, LLC

(Exact name of registrant as specified in charter)

Delaware	333-176790	20-4918072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11025 RCA Center Drive, Suite 300, Palm Beach Gardens, Florida 33410

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (866) 420-5512

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On April 24, 2013, Aurora Diagnostics Holdings, LLC (the “Company”) and certain of its subsidiaries and affiliates entered into Amendment No. 3 (the “Amendment”) to the Credit and Guaranty Agreement, originally dated as of May 26, 2010, as amended and restated on December 20, 2010, and as amended by Amendment No. 2 on October 26, 2012, by and among Aurora Diagnostics, LLC, as Borrower, the Company and certain subsidiaries and affiliates of the Company as Guarantors, the Lenders from time to time party thereto, Barclays Bank PLC, as administrative agent and collateral agent, and the other agents party thereto (the “Credit Agreement”).

The Amendment, among other changes, (i) increases the applicable margin on certain term loans and revolving loans from 4.25% to 4.75% with respect to LIBOR rate loans and from 3.25% to 3.75% with respect to base rate loans and (ii) provides for the adjustment of the senior secured leverage ratio requirements from 3.00:1.00 to (A) 3.50:1.00 for any fiscal quarter ending during the period from September 30, 2013 to September 30, 2014, and (B) 3.25:1.00 for any fiscal quarter ending December 31, 2014 and thereafter. In addition, the Amendment provides that Aurora Diagnostics, LLC shall not make any payments of management or similar fees to the private equity sponsors and certain other equity investors until payment in full of all loans under the Credit Agreement, provided that such management or similar fees shall continue to accrue.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURORA DIAGNOSTICS HOLDINGS, LLC

April 25, 2013	/s/ Gregory A. Marsh
Gregory A. Marsh
Chief Financial Officer